Exhibit 99.1

Media	Investors
Kevin Chamberlain	Christopher Oltmann
(818) 746-2877	(818) 746-2046

PennyMac Mortgage Investment Trust Reports Third Quarter 2013 Results

Moorpark, CA November 6, 2013 – PennyMac Mortgage Investment Trust (NYSE: PMT) today reported net income of $39.7 million, or $0.57 per diluted share, for the third quarter of 2013, on net investment income of $86.1 million. In addition, PMT’s Board of Trustees has declared a cash dividend of $0.57 per common share of beneficial interest. This dividend will be paid on November 29, 2013 to common shareholders of record as of November 15, 2013.

Quarterly Highlights

Financial results:

•                  Diluted earnings per common share of $0.57, down 34 percent from the prior quarter

•                  Net income of $39.7 million, down 27 percent from the prior quarter

•                  Net investment income of $86.1 million, down 26 percent from the prior quarter

•                  Book value per share of $21.22, up from $21.06 at June 30

•                  Issuance of $250 million in new common equity

•                  Return on average equity of 11 percent, down from 18 percent for the prior quarter(1)

Mortgage investment and correspondent activity results:

•                  Acquired two distressed mortgage loan pools totaling $930 million in UPB during the quarter

(1)  Return on equity calculated based on average shareholders’ equity.

•                  Completed $550.5 million UPB jumbo securitization, retaining $367 million in senior, subordinate and Interest Only securities

•                  Completed initial investment in excess servicing spread from “mini bulk” MSRs acquired by PennyMac Financial Services, Inc. (NYSE: PFSI)

•                  Mortgage servicing rights (MSR) portfolio reached $23.7 billion in UPB

•                  Correspondent acquisitions of $7.7 billion in unpaid principal balance (UPB), down 11 percent from the prior quarter(2)

•            Conventional conforming and jumbo acquisitions of $3.7 billion in UPB, down 15 percent from the prior quarter

•                  Correspondent interest rate lock commitments (IRLCs) of $6.7 billion, down 33 percent from the prior quarter

•            Conventional conforming and jumbo IRLCs of $2.9 billion, down 44 percent from the prior quarter

Investment activity after the third quarter:

•                  Entered into an agreement to acquire $563 million in UPB of nonperforming whole loans, which are expected to settle in November(3)

•                  Acquired $62 million in excess servicing spread from a $10.3 billion UPB  portfolio of Fannie Mae MSRs acquired by PFSI from a third party

•                  Expected to enter into an agreement with PFSI relating to the acquisition of approximately $85 million in excess servicing spread from a $10.8 billion UPB portfolio of legacy Ginnie Mae MSRs that PFSI has entered into a letter of intent to acquire from a third party(4)

(2)  Government loan acquisitions for the third quarter were $4.0 billion in UPB and were or will be sold to an affiliate, for which PMT earned or will earn a sourcing fee of 3 basis points and interest income for its holding period. Correspondent acquisition volumes do not include $393 million in UPB of prime non-agency jumbo loans acquired on a bulk basis in August.

(3)  This pending transaction is subject to continuing due diligence and customary closing conditions. There can be no assurance that the committed amounts will ultimately be acquired or that the transaction will be completed.

(4)  The pending transactions are subject to the negotiation and execution of definitive documentation, continuing due diligence and customary closing conditions. There can be no assurance that the committed amounts will ultimately be acquired or that either transaction will be completed at all.

“Higher mortgage rates in the third quarter drove a significant contraction in the mortgage origination market, which led to lower lock volume and reduced margins in PMT’s correspondent lending business.  However, our distressed whole loan portfolio continued to perform well, and we made significant new investments, deploying capital from the third quarter equity raise,” said Chairman and Chief Executive Officer Stanford L. Kurland. “Higher rates and an improving housing market have also helped create attractive investment opportunities.  We had the largest quarterly total for distressed whole loans acquired since PMT’s inception, and we completed our initial investments in excess servicing spread.  We expect these new investments to make meaningful contributions to earnings going forward.”

PMT earned $36.1 million in pretax income for the quarter ended September 30, 2013, a 47 percent decrease from its record-setting second quarter.  The following table presents the contribution of PMT’s Investment Activities and Correspondent Lending segments to pretax income:

	Quarter ended September 30, 2013
	Correspondent	Investment	Intersegment
Unaudited ($ in thousands)	Lending	Activities	Elimination	Total
Revenues:
Net gain on mortgage loans acquired for sale	$11,031	$—	$—	$11,031
Net gain on investments	—	49,086	—	49,086
Net interest income
Interest income	12,536	25,316	(2,574)	35,278
Interest expense	9,171	12,900	(2,574)	19,497
	3,365	12,416	—	15,781
Other	4,490	5,674	—	10,164
	18,886	67,176	—	86,062
Expenses:
Loan Fulfillment, Servicing and Management fees payable to PennyMac Financial Services, Inc.	18,968	18,636	—	37,604
Other	211	12,185	—	12,396
	19,179	30,821	—	50,000
Pretax income	$(293)	$36,355	$—	$36,062
Total assets at period end	$760,611	$3,490,632	$(2,012)	$4,249,231

Correspondent Lending Segment

For the quarter ended September 30, 2013, the Correspondent Lending Segment generated revenues of $18.9 million, a decline of 63 percent from the second quarter.  Net gain on mortgage loans acquired for sale was $11.0 million in the third quarter, down from $44.4 million in the prior quarter. Also contributing to the segment’s revenues were $3.4 million of net interest income and $4.5 million of other revenue, primarily loan origination fees.

The following schedule details the net gain on mortgage loans acquired for sale in the third quarter of 2013:

	Quarter ended
Unaudited	September 30, 2013	June 30, 2013
	($ in thousands)
Receipt of MSRs in loan sale transactions	$48,958	$51,055
Provision for representation and warranties	(1,474)	(1,437)
Cash investment(1)	5,444	(39,614)
Fair value changes of pipeline, inventory and hedges	(41,897)	34,434
Net gain on mortgage loans acquired for sale	$11,031	$44,438

(1) Net cash receipt at sale and net cash hedge expense

Rising mortgage rates caused a significant decline in U.S. mortgage originations driving increased competition, reduced volumes, and lower margins during the quarter.  PMT acquired $7.7 billion in UPB of loans in correspondent lending in the third quarter, and IRLCs totaled $6.7 billion, compared to $8.6 billion and $10.0 billion, respectively, in the second quarter.  Of the correspondent lending acquisitions, conventional loans were $3.6 billion, government insured or guaranteed loans were $4.0 billion, and jumbo loans were $74 million.

The Correspondent Lending segment generated a pretax loss of $0.3 million, versus $28.1 million of pretax income in the second quarter.  The loss was largely driven by declining margin and lock volume, along with fulfillment fees that are based on loan funding volumes which were higher than lock volumes in the third quarter.

In September, PMT completed a non-agency securitization of $550.5 million in UPB of jumbo loans, selling $170 million of senior bonds backed by the loans.  PMT retained the remaining securities from the transaction as investments.  The transaction is accounted for as a secured financing; as such, PMT continues to carry the underlying loans as assets on its consolidated balance sheet and reflects the securities sold as liabilities.

Investment Activities Segment

The Investment Activities Segment generated $36.4 million in pretax income on revenues of $67.2 million in the third quarter, compared to $39.8 million and $73.0 million, respectively, in the second quarter. Valuation gains were $41.9 million in the third quarter, an increase of $3.1 million from the second quarter.  Interest income increased by $6.1 million to $25.3 million, partly offset by an increase in interest expense of $4.5 million attributable to the increased utilization of credit facilities associated with PMT’s recent distressed whole loan acquisitions.  Expenses were $30.8 million in the third quarter, an increase of 24 percent from the prior quarter, primarily due to increased servicing fee expenses from the growing portfolio of MSRs and distressed whole loans, as well as an increase in allocated corporate expenses.

Distressed Mortgage Investments

PMT’s distressed mortgage loan portfolio generated realized and unrealized gains totaling $48.0 million in the third quarter, compared to $46.8 million in the second quarter.  Of the gains in the third quarter, $6.1 million was realized through payoffs in which collections on the loan balances were at levels higher than their recorded fair values.

Valuation gains totaled $41.9 million in the third quarter, compared to $38.8 million in the second quarter.  The third quarter gain was driven by home price appreciation greater than forecast, the progression of loans closer to their resolution, and portfolio growth offset somewhat by less optimistic projections for future home prices.  Performing loans in the portfolio saw a $15,000 valuation loss in the third quarter, compared to $4.7 million in valuation gains in the second quarter.  This reduction was largely driven by a $6.6 million increase in capitalized interest income resulting from loan modifications versus the second quarter.  Capitalized interest on modifications increases interest income and tends to reduce the loan valuation.

The following schedule details the realized and unrealized gains on mortgage loans for the third quarter of 2013:

	Quarter ended
Unaudited	September 30, 2013	June 30, 2013
	($ in thousands)
Valuation changes:
Performing loans	$(15)	$4,700
Nonperforming loans	41,905	34,094
	41,890	38,794
Payoffs	6,096	8,040
Sales	—	—
	$47,986	$46,834

During the quarter, PMT acquired and settled $930 million in UPB of nonperforming whole loans, which represented the largest total for distressed whole loan acquisitions in any quarter since PMT’s inception.  After the end of the quarter, PMT entered into a purchase agreement for $563 million in UPB of distressed whole loans, which is expected to settle in the fourth quarter.(5)

Servicing

PMT’s MSR portfolio, which is subserviced by PennyMac Loan Services, LLC, grew to $23.7 billion in UPB, compared to $19.9 billion in the second quarter.  Servicing fee revenue of $14.5 million was partially offset by amortization and impairment of $7.9 million, generating net loan servicing fees of $6.7 million, down from $7.9 million in the second quarter.  The decrease in net loan servicing fees was largely due to higher amortization from increased prepayment speed expectations, which were higher as a result of declining mortgage rates at the end of the quarter.

(5)  This pending transaction is subject to continuing due diligence and customary closing conditions. There can be no assurance that the committed amount will ultimately be acquired or that the transaction will be completed.

The following schedule details the net loan servicing fees in the third quarter of 2013:

	Quarter ended
Unaudited	September 30, 2013	June 30, 2013
	($ in thousands)
Servicing fees(1)	$14,451	$12,307
MSR recapture fee from affiliate	86	368
Effect of MSRs:
Amortization	(7,201)	(6,265)
(Provision)/recovery for impairment of MSRs carried at lower of amortized cost or fair value	(212)	1,222
Change in fair value of MSRs carried at fair value	(465)	260
	(7,878)	(4,783)
Net loan servicing fees	$6,659	$7,892

(1) Includes contractually specified servicing fees.

Expenses

Expenses for the third quarter of 2013 totaled $50.0 million, compared to $47.6 million in the second quarter.  The increase in expenses was largely driven by an increase in servicing expenses, as well as increases in professional services and compensation.  Servicing expenses increased as a result of growth in PMT’s investments in MSRs created from its correspondent lending activities and distressed whole loan acquisitions.  Professional fees were higher largely due to the jumbo securitization transaction during the quarter, and compensation expenses from an increase in stock-based compensation.  The increases were largely offset by a $3.7 million decrease in loan fulfillment fees as a result of lower correspondent and jumbo loan acquisition volume during the quarter.   Management fees were $8.5 million, essentially flat compared to the second quarter.

The Company had a benefit for income taxes of $3.6 million in the third quarter, compared to a provision for income taxes of $13.4 million in the second quarter, due to a pretax loss in its taxable REIT subsidiary.  This resulted in an effective income tax rate of negative 10%, down from an effective income tax rate of 20% in the prior period.

Mr. Kurland concluded, “The outlook for PMT remains strong.  Our investments in excess servicing spread, in partnership with PFSI, represent an attractive new strategy for PMT.  The pipeline of distressed whole loan investments remains robust, and we expect to continue seeing significant opportunities for new investments through 2014.  In correspondent lending we expect to resume increasing acquisition volumes as the origination market stabilizes.  In summary, I believe PMT is well positioned to grow and replenish its investments, producing valuable returns for our shareholders.”

Management’s slide presentation will be available in the Investor Relations section of the Company’s website at www.PennyMac-REIT.com beginning at 1:30 p.m. (Pacific Standard Time) on Wednesday, November 6, 2013. We encourage investors to submit questions via email to InvestorRelations@pnmac.com; if any questions are submitted we will post answers via a document on our website.

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets.  PennyMac Mortgage Investment Trust trades on the New York Stock Exchange under the symbol “PMT” and is externally managed by PNMAC Capital Management, LLC, a wholly owned subsidiary of Private National Mortgage Acceptance Company, LLC.  Additional information about PennyMac Mortgage Investment Trust is available at www.PennyMac-REIT.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change.  Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements.  Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein.  Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: changes in our investment objectives or investment or operational strategies; volatility in our industry, the debt or equity markets, the general economy or the residential finance and real estate markets; changes in general business, economic, market, employment and political conditions or in consumer confidence; declines in residential real estate or significant changes in U.S. housing prices or activity in the U.S. housing market; availability of, and level of competition for, attractive risk-adjusted investment opportunities in residential mortgage loans and mortgage-related assets that satisfy our investment objectives; concentration of credit risks to which we are exposed; the degree and nature of our competition; our dependence on our manager and servicer, potential conflicts of interest with such entities, and the performance of such entities; availability, terms and deployment of short-term and long-term capital; unanticipated increases or volatility in financing and other costs; the performance, financial condition and liquidity of borrowers; incomplete or inaccurate information or documentation provided by customers or counterparties, or adverse changes in the financial condition of our customers and counterparties; the quality and enforceability of the collateral documentation evidencing our ownership and rights in the assets in which we invest;  increased rates of delinquency, default and/or decreased recovery rates on our investments; increased prepayments of the mortgages and other loans underlying our mortgage-backed securities and other investments; the degree to which our hedging strategies may protect us from interest rate volatility; our failure to maintain appropriate internal controls over financial reporting; our ability to comply with various federal, state and local laws and regulations that govern our business; changes in legislation or regulations or the occurrence of other events that impact the business, operations or prospects of government agencies, mortgage lenders and/or publicly-traded companies; the creation of the Consumer Financial Protection Bureau, or CFPB, and enforcement of its rules; changes in government support of homeownership; changes in government or government-sponsored home affordability programs; changes in governmental regulations, accounting treatment, tax rates and similar matters (including changes to laws governing the taxation of real estate investment trusts, or REITs; limitations imposed on our business and our ability to satisfy complex rules for us to qualify as a REIT for U.S. federal income tax purposes and qualify for an exclusion from the Investment Company Act of 1940 and the ability of certain of our subsidiaries to qualify as REITs or as taxable REIT subsidiaries for U.S. federal income tax purposes and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules; and the effect of public opinion on our reputation. You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.  The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	Quarter Ended
Unaudited	September 30, 2013	June 30, 2013	September 30, 2012
	(In thousands, except per share data)
ASSETS
Cash	$100,064	$27,642	$67,813
Short-term investments	80,936	73,236	38,322
Mortgage-backed securities at fair value	204,914	—	—
Agency debt securities at fair value	12,578	—	—
Mortgage loans acquired for sale at fair value	737,114	1,309,830	847,575
Mortgage loans at fair value	1,848,656	1,309,765	1,089,966
Mortgage loans at fair value held by variable interest entity	536,776	—	—
Mortgage loans under forward purchase agreements at fair value	228,086	242,531	—
Derivative assets	18,415	51,940	40,938
Real estate acquired in settlement of loans	99,693	88,682	86,180
Real estate acquired in settlement of loans under forward purchase agreements	3,509	89	—
Mortgage servicing rights	269,675	226,901	65,154
Excess servicing spread	2,857	—	—
Principal and interest collections receivable	32,735	29,708	30,016
Interest receivable	6,022	4,296	2,932
Servicing advances	43,741	39,672	24,997
Due from PennyMac Financial Services, Inc.	113	3,063	2,004
Other assets	23,347	36,029	32,828
Total assets	$4,249,231	$3,443,384	$2,328,725

LIABILITIES
Assets sold under agreements to repurchase:
Securities	$196,032	$—	$—
Mortgage loans acquired for sale at fair value	670,311	1,243,949	755,471
Mortgage loans at fair value	1,091,487	313,862	274,185
Real estate acquired in settlement of loans	22,228	8,085	11,715
Borrowings under forward purchase agreements	229,841	244,047	—
Asset-backed secured financing	170,008	—	—
Exchangeable senior notes	250,000	250,000	—
Derivative liabilities	5,898	26,619	36,203
Accounts payable and accrued liabilities	34,649	36,844	31,154
Due to PennyMac Financial Services, Inc.	20,030	16,725	9,812
Income taxes payable	54,840	51,404	23,604
Liability for losses under representations and warrants	9,142	7,668	2,378
Total liabilities	2,754,466	2,199,203	1,144,522

SHAREHOLDERS’ EQUITY

Common shares of beneficial interest—authorized, 500,000,000 common shares of $0.01 par value; issued and outstanding, 70,453,326 and 59,077,496 common shares	705	591	589
Additional paid-in capital	1,383,082	1,132,157	1,128,387
Retained earnings	110,978	111,433	55,227
Total shareholders’ equity	1,494,765	1,244,181	1,184,203
Total liabilities and shareholders’ equity	$4,249,231	$3,443,384	$2,328,725

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Quarter Ended
Unaudited	September 30, 2013	June 30, 2013	September 30, 2012
	(In thousands, except per share data)
Investment Income
Net gain on mortgage loans acquired for sale	$11,031	$44,438	$49,793
Loan origination fees	4,559	4,752	2,836
Net gain (loss) on investments:
Mortgage-backed securities	493	—	(451)
Agency debt securities	578	—	—
Mortgage loans	47,986	46,834	26,512
Excess servicing spread	29	—	—
	49,086	46,834	26,061
Net interest income
Interest income	35,278	26,797	19,730
Interest expense	19,497	14,144	8,282
	15,781	12,653	11,448
Net loan servicing fees	6,659	7,892	(511)
Results of real estate acquired in settlement of loans	(2,295)	(1,929)	1,288
Other	1,241	913	(1)
Net investment income	86,062	115,553	90,914
Expenses
Expenses payable to
PennyMac Financial Services, Inc.
Loan fulfillment fees	18,327	22,054	17,258
Loan servicing fees (1)	10,738	8,787	4,600
Management fees	8,539	8,455	3,672
Professional services	2,149	1,339	1,693
Compensation	2,292	1,438	1,997
Other	7,955	5,571	2,725
Total expenses	50,000	47,644	31,945
Income before provision for income taxes	36,062	67,909	58,969
(Benefit) provision for income taxes	(3,639)	13,412	18,585
Net income	$39,701	$54,497	$40,384

Earnings per share
Basic	$0.61	$0.92	$0.81
Diluted	$0.57	$0.86	$0.81

(1)         Servicing expenses include both special servicing for PMT’s distressed portfolio and subservicing for its mortgage servicing rights.

(end)